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                                                                    EXHIBIT 99.4

                                                October ___, 2002



To:      All Employee Stock Ownership Plan
         And 401(k) Savings Plan Participants

         Re:      Annual Meeting of Shareholders to be held on November __, 2002


Dear Participants:

         As you know, Big Foot Financial Corp. (the "Company") maintains the Employee Stock Ownership Plan (the "ESOP") for employees of Fairfield Savings Bank, F.S.B. (the "Bank") and the Profit Sharing and Savings Plan ("401(k) Plan") which includes an investment alternative to purchase the stock of the Company using funds from your 40l(k) Plan account (the "40l(k) Stock Fund"). The 40l(k) Stock Fund and the ESOP each hold shares of the Company's common stock for the benefit of participants in those plans. These shares are held by independent trustees - First Bankers Trust Company, N.A. for the ESOP and George
M. Briody, F. Gregory Opelka and Timothy L. McCue for the 40l(k) Plan - (in each case, the "Trustee"). Shares purchased by the ESOP are being held by the Trustee to be given to ESOP participants over a period of years. Shares that you have purchased for your account in the 40l(k) Stock Fund are being held by the Trustee for your benefit. Both the ESOP and the 40l(k) Plan allow participants in each respective plan (including former participants and beneficiaries) to have certain voting rights at the Company's shareholder meetings.

         In connection with the Annual Meeting of Shareholders of Big Foot Financial Corp. to be held on November ___, 2002, enclosed are the following documents:

         1. Confidential Voting Instruction card for the ESOP (blue card) with return envelope;

         2. Confidential Voting Instruction card for the 40l(k) Plan (yellow card) with return envelope;

         3. Registration Statement and Proxy Statement for the 2002 Annual Meeting, dated October ___, 2002, including a Notice of the 2002 Annual Meeting of Shareholders; and

         4.       2002 Annual Report to Shareholders.

         As a participant in the ESOP and/or the 40l(k) Stock Fund, you have the right to direct the respective Trustee how to vote the shares held for your account by the ESOP and/or shares in the 40l(k) Stock Fund as of October ___, 2002, the record date for the Annual Meeting (the "Record Date"), on the proposals to be voted by the Company's shareholders. Your rights as a





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participant in the ESOP and/or 401(k) Plan will vary depending on whether the matter being voted on is an "Anticipated Proposal" or an "Unanticipated
Proposal."

         At the Annual Meeting, shareholders will be asked to vote on the following Anticipated Proposals: (1) to consider and vote on a proposal to approve the principal terms of the merger of the Company with and into Midwest Banc Holdings, Inc., contained in the Agreement and Plan of Reorganization, dated July 19, 2002, by and between Midwest and the Company, as described in the proxy statement/prospectus that accompanies this notice, (2) the election of nominees to the Board of Directors of the Company, and (3) to ratify the appointment of KPMG, LLP as the independent accountants for the Company. The Board of Directors of the Company recommends a vote "FOR" each of these matters.

ANTICIPATED PROPOSALS.

         ESOP Participants

         Each ESOP participant has the right to specify how the Trustee, as Trustee for the ESOP, should vote the shares in his or her ESOP account as of the Record Date. In general, the Trustee will vote the shares in your ESOP account by casting votes on each proposal as you specify on the blue Confidential Voting Instruction card accompanying this letter. The number of shares in your ESOP account as of the Record Date are shown on the enclosed blue Confidential Voting Instruction card.

         The Trustee's fiduciary duties require it to vote any shares for which it receives no voting instructions, as well as any shares not yet given to ESOP participants, in a manner determined to be prudent and solely in the interest of the participants and beneficiaries. If you do not direct the Trustee how to vote the shares in your ESOP account, the Trustee will, to the extent consistent with its fiduciary duties, vote your shares in a manner calculated to most accurately reflect the instructions received from other participants in the ESOP. The same is true of shares not yet placed in anyone's ESOP account.

         If you do not have any shares allocated to your account in the ESOP as of October ___, 2002, there will be no blue Confidential Voting Instruction card for the ESOP enclosed with this letter.

         401(k) Stock Fund Participants.

         In general, participants with investments in the 401(k) Stock Fund have the right to direct how the Trustee should vote the shares that are held on the participant's behalf in the 401(k) Stock Fund. In general, the Trustee will vote FOR and AGAINST each proposal specified on the yellow Confidential Voting Instruction card in the same proportions as instructions to cast votes FOR and AGAINST such proposal are given by 401(k) Plan participants entitled to give voting instructions. The instructions given by each 401(k) Plan participant will be weighted according to value of his or her respective interest in the 401(k) Stock Fund as of October ___, 2002. For purposes of the 401(k) Plan, if you ABSTAIN as to a proposal, or if you do not return your yellow Confidential Voting Instruction card for the 401(k) Plan to the Trustee by October ___, 2002, your instructions will not be counted.

         If you do not have any shares of Company common stock allocated to your 401(k) Plan account as of October ___, 2002, there will be no yellow Confidential Voting Instruction card for the 401(k) Stock Fund enclosed with this letter.


UNANTICIPATED PROPOSALS.

         It is possible, although very unlikely, that proposals other than those specified on the Confidential Voting Instruction cards will be presented for shareholder action at the 2002 Annual




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Meeting of Shareholders. If this should happen, the Trustee of the ESOP and the
Trustee of the 401(k) Stock Fund will vote upon such matters in its discretion, or cause such matters to be voted upon in the discretion of the individuals named in any proxies executed by it.

                                 *  *  *  *  *

         Your instruction is very important. You are encouraged to review the enclosed material carefully and to complete, sign and date the enclosed Confidential Voting Instruction card or cards to signify your direction to the respective Trustee. You should then seal the completed card or cards in the enclosed envelope and return it directly to First Bankers Trust. The Confidential Voting Instruction card or cards must be received by the Trustees no later than October ___, 2002.

         PLEASE NOTE THAT THE VOTING INSTRUCTIONS OF INDIVIDUAL PARTICIPANTS ARE TO BE KEPT CONFIDENTIAL BY THE TRUSTEES, WHO HAVE BEEN INSTRUCTED NOT TO DISCLOSE THEM TO ANYONE AT THE BANK OR THE COMPANY. IF YOU HAVE ANY QUESTIONS REGARDING YOUR VOTING RIGHTS OR THE TERMS OF THE ESOP OR 401(K) PLAN, PLEASE CALL MR. TIMOTHY L. MCCUE AT (847) 634-2100.

                                          Very truly yours,

                                          THE MANAGEMENT SALARY COMPENSATION
                                          COMMITTEE OF BIG FOOT FINANCIAL CORP.

Enclosures










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